Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-54378, 333-128232, 333-149418 and 333-166543 on Form S-8 and No. 333-191215 on Form S-3 of our report dated March 4, 2015, relating to the consolidated financial statements and financial statement schedule of RTI Surgical, Inc. and the effectiveness of RTI Surgical, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of RTI Surgical, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
March 4, 2015